EXHIBIT 3.1

IKANOS COMMUNICATIONS, INC.

Certificate of Incorporation

Amended June 16, 2008

ARTICLE I

The name of this corporation is Ikanos Communications, Inc. (the “Corporation”).

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation shall have authority to issue is fifty one million (51,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.

The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

A.	The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.	Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

C.	Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or the Board acting pursuant to a resolution adopted by a majority of the Board, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

D.	Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E.	No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

A.

The provisions of this paragraph shall be subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The number of directors which constitute the Board of Directors of the Corporation shall be as designated or provided for in the Bylaws of the Corporation. The Board shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

B.	Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No reduction in the authorized number of directors shall have the effect of removing any director before such director’s term of office expires.

C.	Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statue, by this Certificate or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

ARTICLE X

The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66  2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VIII, Article IX or Article X.